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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


FORM 5

[_] Check box if  no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue. See
    Instruction 1(b).

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported


             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940




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1.  Name and Address of Reporting Person*

   Lindenfeld                    Stan                            M.
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    (Last)                      (First)                        (Middle)

                           21250 Hawthorne Boulevard
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                               (Street)

      Torrance                       CA                              90503
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       (City)                      (State)                           (Zip)


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2.  Issuer Name and Ticker or Trading Symbol


    Total Renal Care Holdings Inc. (TRL)
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)


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4.  Statement for Month/Year


    1999
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5.  If Amendment, Date of Original (Month/Year)



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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ ] Director                      [ ] 10% Owner

    [X] Officer                       [ ] Other (specify below)
        (give title below)


7.           Senior Vice President
             ---------------------

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A) 5. Amount of         6. Owner-      7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)         Securities           ship           of In-
                                Date         Code                                     Beneficially         Form:          direct
                                             (Instr. 8)                               Owned at the         Direct         Bene-
                                                           (Instr. 3, 4 and 5)        end of               (D) or         ficial
                                (Month/                     -----------------         Issuer's             Indirect       Owner-
                                Day/                    Amount   (A) or     Price     Fiscal Year          (I)            ship
                                Year)                            (D)                  (Instr. 3 and 4)     (Instr. 4)     (Instr. 4)
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

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

Remainder:  Report on a separate line for each class of securities beneficially owned directly or indirectly

                           (Print or Type Responses)

                                                                          (over)
                                                                 SEC 2270 (3/91)
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FORM 5 (continued)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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
Options (16b-3 Plan)                  $32.1875                 11/9/99              H                                 150,000
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


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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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
 (1)           2/27/08  Common Stock  150,000                                   O                     D
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

Explanation of Responses:

(1) 25% of the options were to vest and become exercisable on each of the first four anniversaries of February 27, 1998.

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                          /s/ Stan M. Lindenfeld             2/14/2000
                        ________________________________  _________________
                         **Signature of Reporting Person        Date



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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